CORNERSTONE TOTAL RETURN FUND, INC.
                     CORNERSTONE STRATEGIC VALUE FUND, INC.
                       CORNERSTONE PROGRESSIVE RETURN FUND
                               383 Madison Avenue
                            New York, New York 10179
                                 (212) 272-2889




October 26, 2007


The invoice for the additional premium due on the fidelity bond, covering the period September 7, 2007 to March 23, 2008 for Cornerstone Progressive Return Fund has been paid in full.




                                    /s/ Jodi B. Levine
                                    ------------------
                                    Jodi B. Levine
                                    Treasurer